September 15, 2003

          Company Press Release

          SOURCE: Universal Money Centers, Inc.

          UNIVERSAL MONEY CENTERS, INC. ANNOUNCES SECOND QUARTER
          FINANCIAL RESULTS

            MISSION, Kan., - Universal Money reported revenues for the second quarter ended July 31, 2003 of $1.93 million as compared to $2.05 million for the second quarter ended July 31, 2002. The company reported a net loss of $108,532 for the second quarter ended July 31, 2003, compared to a net loss of $101,091 for the second quarter ended July 31, 2002. The number of ATMs in the Company's network increased to 720 ATMs in the second quarter ended July 31, 2003, from 661 in the second quarter ended July 31, 2002. Additional information is contained in the Company's Form 10-QSB for the second quarter ended July 31, 2003 filed today with the Securities and Exchange Commission.

            Universal Money is engaged in the business of operating a network of automated teller machines (ATMs), as well as providing network management and switching services for banks and third party ATM owners. The ATMs provide holders of debit and credit cards access to cash, account information and other services at convenient locations and times.

            Universal Money and Universal Money Center are registered trademarks of Universal Money Centers, Inc., and are the property of the owner herein.

            This press release may contain "forward looking statements," as well as historical information. Forward-looking statements include projections, statements of plans and objectives, statements of future economic performances and statements of assumptions underlying such statements. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, changes in laws or card association rules affecting the Company's ability to impose surcharge fees and continued customer willingness to pay such fees, the ability of the Company to expand its ATM base and transaction processing business, competition, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.



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                             SELECTED FINANCIAL DATA
                                   (unaudited)
                           SECOND QUARTER ENDED JULY 31
                                      2003                 2002
        -------------------------------------------------------
        Revenues               $ 1,926,384            2,050,525
        Net loss               $  (108,532)            (101,091)
        Earnings per share     $     (.027)               (.025)
        Total assets           $ 2,417,435            2,835,287
        Stockholders' equity   $   288,292              663,141
        -------------------------------------------------------



        Contacts:  913-831-2055
                   David S. Bonsal, ext. 228

        Web Site:  http://www.universalmoney.com/